Exhibit 99.1

AMERISERV FINANCIAL, INC. ANNOUNCES QUARTERLY COMMON STOCK CASH DIVIDEND

JOHNSTOWN, PA – AmeriServ Financial, Inc. (NASDAQ: ASRV) announced that its Board of Directors declared a $0.03 per share quarterly common stock cash dividend.  The cash dividend is payable August 22, 2022 to shareholders of record on August 8, 2022.  This cash dividend represents a 3.08% annualized yield using the July 21, 2022 closing common stock price of $3.90.  For the first six months of 2022, the Company’s dividend payout ratio amounted to 21.2%.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown. The Company’s subsidiaries provide full-service banking and wealth management services through seventeen community offices in southwestern Pennsylvania and Hagerstown, Maryland. The Company also operates loan production offices in Altoona and Monroeville, Pennsylvania. At June 30, 2022, AmeriServ had total assets of $1.32 billion and a book value of $6.22 per common share.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding AmeriServ's dividend program and future payment obligations. These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.